            Exhibit 5.1

Nutter

  August 23, 2007

Pennichuck Corporation

25 Manchester Street

Merrimack, NH  03054

Ladies and Gentlemen:

We have acted as counsel to Pennichuck Corporation, a New Hampshire corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 233,333 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, that may be issued under the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”).

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below.  As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Company.  We have also relied on certificates of public officials.

The opinion expressed below is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered, and paid for in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP

NUTTER McCLENNEN & FISH LLP  ATTORNEYS AT LAW

World Trade Center West  155 Seaport Boulevard  Boston, Massachusetts 02210-2604  617-439-2000  Fax: 617-310-9000

www.nutter.com